MOORE STEPHENS
ELLIS FOSTER LTD.
Chartered Accountants

1650 West 1st Avenue
Vancouver, B.C., Canada V6J 1G1
Telephone: (604) 737-8117    Facsimile: (604) 734-1502





CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to use in the Registration of Form S-8, being filed by Dragon Pharmaceuticals Inc., of our report dated March 22, 2000, related to the consolidated balance sheets of Dragon Pharmaceuticals Inc. & Subsidiaries as at December 31, 1999 and December 31, 1998, and the related consolidated statements of stockholders' equity, operations and cash flows for the year ended December 31, 1999, and the period from February 10, 1998 (inception) to December 31, 1998.



Vancouver, Canada                   MOORE STEPHEN ELLIS FOSTER LTD.
February 15, 2001                    Chartered Accountants